TRUST AND INDEMNITY AGREEMENT

THIS AGREEMENT made the 16th day of December, 2010.

BETWEEN:

ROUGE RESOURCES LTD., a body corporate duly incorporated under the laws of the Province of British Columbia and having its registered office at Suite 203 - 409 Granville Street, Vancouver, BC V6C 1T2;

("Rouge")

OF THE FIRST PART

AND:

DARCY KRELL, Businessman, of 220 Decourcy Drive, Gabriola Island, British Columbia, V0R 1X0;

(the "Trustee")

OF THE SECOND PART

WHEREAS:

A. Rouge has acquired by staking ten lode mineral claims (the "Dotted Lake Property") located in the Thunder Mining Division of Northwestern Ontario and has acquired pursuant to an option agreement two additional contiguous mineral claims (the :Lampson Lake Property") also located in the Thunder Bay Mining Division o Northwestern Ontario, all as more particularly described in Schedule "A" to this Agreement (the Dotted Lake and the Lampson Lake Properties are hereinafter referred to as the "Property");

B. Rouge does not have the necessary licence in Ontario required to take and hold title to the Property;

C. Rouge has asked the Trustee, who is licensed to hold and transfer mineral claims in the Province of Ontario, to act as trustee on behalf of Rouge for the purpose of acquiring and holding title to the Property and Trustee has agreed to do so on the terms and conditions herein set out;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of TEN Dollars ($10.00) paid by Rouge to the Trustee and other good and valuable consideration including the premises, mutual covenants and agreements herein contained, the receipt and sufficiency of which is acknowledged by the Trustee, the parties hereto hereby agree as follows:

TRUST APPOINTMENT AND DECLARATION

1.1 Trustee hereby acknowledges and confirms his agreement to act as trustee for Rouge for purposes of acquiring by staking and pursuant to an option agreement of the Property on behalf of Rouge including the acceptance in Trustee's name the transfer of title to the claims comprising the Property.

1.2 Trustee hereby acknowledges and confirms that, the acquisition of the claims comprising the Property, was made by the Trustee with funds provided by Rouge and that all interest in and advantages accruing from ownership of the Property or arising therefrom are and shall be held by Trustee for the use, benefit and advantage of Rouge.

1.3 On demand, Trustee hereby agrees to transfer the Property, or any part thereof, and all interest therein and advantages derived from ownership thereof to Rouge or its nominee and Trustee does hereby constitute and appoint Rouge his true and lawful attorney, irrevocably, for him and in his name and stead to sell, assign and transfer the Property, or any part thereof, to whomsoever Rouge may determine and for that purpose to make and execute any necessary act of assignment and transfer and Trustee hereby agrees to ratify and confirm all that Rouge shall do by virtue of this appointment.

1.4. Rouge acknowledges and agrees that all costs of acquiring, holding and maintaining title to the Property and all costs, expenses and liabilities arising as a result of holding the Property or conducting exploration, development or mining on the Property as between Rouge and Trustee are the sole responsibility of Rouge.

INDEMNITY TO TRUSTEE

2.1 Rouge agrees that in consideration of the Trustee agreeing to act as Trustee as aforesaid, Rouge hereby covenants and agrees from time to time and at all times hereafter, well and truly to save, defend and keep harmless and fully indemnify the Trustee, his successors and assigns, from and against all loss, costs, charges, damages, and expenses which the said Trustee, his successors and assigns may at any time or times hereafter bear, sustain, suffer or be put to for or by reason or on account of its acting as trustee pursuant to this Agreement.

2.2 It is further agreed by Rouge, and without restricting the foregoing indemnity, that in case proceedings should hereafter be taken in any Court respecting the Property, the Trustee shall not be obliged to defend any such action or submit its rights to the Court until he shall have been indemnified by other good and sufficient security in addition to the indemnity hereinbefore given against his costs of such proceedings.

MISCELLANEOUS

3.1 Time will be of the essence of this Agreement.

3.2 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties hereto submit and attorn to the jurisdiction of the Courts of the Province of British Columbia.

3.3 The terms and provisions herein contained constitute the entire agreement between the parties and will supersede all previous oral or written communications.

3.4 If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

3.5 The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party hereto shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement.

3.6 This agreement may be executed in as many counterparts as may be necessary or by facsimile and each such agreement or facsimile so executed shall be deemed an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parities hereto have duly executed this Agreement effective as of the date and year above written.

ROUGE RESOURCES LTD.
By its Authorized Signatory:

____

LINDA SMITH

____

DARCY KRELL

SCHEDULE "A"

To that Trust and Indemnity Agreement Dated DECEMBER 16, 2010 made between Rouge Resources Ltd. and Darcy Krell

Description of the Dotted Lake Property:

Ten (10) lode mineral claims located in the Thunder Bay Mining Division of Northwestern Ontario and more particularly described as set out in the table below:

Mining Claim No.	Township/Area	Units	Date Recorded	Date Due for Work Credits to be applied	$ Work Required/Year
3011450	Black River	15	14-Mar-03	14-Mar-11	$6,000
4252412	Black River	12	17-Nov-09	17-Nov-11	$4,800
4252413	Black River	12	17-Nov-09	17-Nov-11	$4,800
4252414	Black River	2	17-Nov-09	17-Nov-11	$800
4252415	Black River	2	17-Nov-09	17-Nov-11	$800
4252416	Black River	1	17-Nov-09	17-Nov-11	$400
4252417	Olga Lake	2	17-Nov-09	17-Nov-11	$800
4252418	Olga Lake	12	17-Nov-09	17-Nov-11	$4,800
4252419	Olga Lake	12	17-Nov-09	17-Nov-11	$4,800
4252420	Olga Lake	12	17-Nov-09	17-Nov-11	$4,800

Description of the Lampson Lake Property:

Two (2) lode mineral claims located in the Thunder Bay Mining Division of Northwestern Ontario and more particularly described as set out in the table below:

Mining Claim No.	Township/Area	Units	Date Recorded	Date Due for Work Credits to be applied	$ Work Required/Year
4245668	Black River	6	6-Mar-09	6-Mar-13	$2,400
4246254	Black River	16	21-Apr-09	21-Apr-12	$6,400